Exhibit 10.10

HEIDRICK & STRUGGLES

Consultants in Executive Search

Marvin B. Berenblum	June 11, 1999
Managing Partner

Mr. Michael Franzino

829 Park Avenue, Apt. 3D

New York, New York 10021

Dear Mike:

It is a great pleasure to confirm Heidrick & Struggles, Inc.’s offer of employment to you. We are excited about your joining us.

Following are the terms of our offer to you:

1.	You will join our New York Office recruiting staff with the title of Partner at a monthly base salary of $16,666.67 (which is $200,000.00 annually), commencing on your first day of employment, which shall be June 15, 1999, unless otherwise mutually agreed in writing. In your new role at H&S you will be reporting to me as the Managing Partner of the New York office. Currently salaries are reviewed annually in November/December, so that your first salary review will be in November/December 1999.

2.	You will first be eligible to be considered for a discretionary bonus for the bonus year ending in 1999. Currently all bonuses are paid in December and the following March. You understand that, except for the buy-out, minimum, and special bonus referred to below, all bonuses are discretionary and not earned until declared by the Board of Directors or appropriate committee of the Board of Directors, and that all bonuses, including the buy-out, minimum, and special bonus referred to below, are payable only if you are in our employ on the bonus payment dates. A copy of our current U.S. Partner/Principal Cash Compensation Policy is enclosed with this letter.

As we discussed, you will be eligible to receive the following bonuses:

A.	Buy-Out Bonus. You will be paid a buy-out (non-performance related) bonus of $514,150.00 on August 31, 1999.

If you should resign from our firm within two years from your employment start date, you will repay the entire $514,150.00 buy-out bonus within five (5) business days following your notice of resignation. If you leave within the first two years, you authorize us to deduct and/or offset the amount referred to in the foregoing sentence from any compensation or other sums that may be due to you at that time, and you will repay the balance, if any, after such deduction/offset of the $514,150.00 remaining due to us; provided, however, that the “two year” period referred to in this sentence shall become “one year” in the event that more than two-thirds of the voting common stock of our company is sold or otherwise transferred to another person or entity resulting in a substantial change of stockholder control of our company.

245 Park Avenue New York,    NY 10167-0152    Phone: 212/867-9876    FAX: 212/370-9035

Heidrick & Struggles, Inc.    Offices in Principal Cities of the World

Mr. Michael Franzino

June 11, 1999

Page Two

B.	Bonus Year 1999 Minimum Bonus. You will receive a $550,000.00 minimum bonus for the bonus year ending December 31,1999, payable when bonuses are paid for the bonus year ending December 31,1999, provided that you are in our employ on the bonus payment date(s) and provided, however, that if the combined fee and source of business (“SOB”) credits actually generated by you during the calendar year 1999 and collected by you by February 28, 2000, are less than $2.0 million, then the minimum bonus payment shall be reduced by 55¢ for each $1.00 the above described combined fee and SOB credits are less than $2.0 million.

For the bonus year ending in 1999 only, your 1999 performance bonus will be calculated at 25% times the total fee credits plus 30% times the total SOB credits generated by you and collected at our firm from your date of employment through December 31, 1999. In all other respects the U.S. Partner/Principal Cash Compensation Policy will apply.

Our actual Fee and SOB expectations of you are as follows:

Bonus Year	Fee	SOB
June 15, 1999 to December 31, 1999	$1.5 million	$1.5 million
January 1, 2000 to December 31, 2000	$2.25 million	$2.25 million
January 1, 2001 to December 31, 2001	$2.50 million	$2.50 million

with future years’ numbers exceeding the foregoing (after inflation). You understand that you are expected to be a “self-starter” and you have stated that you will be developing business from your own contacts.

3.	In addition to your base and bonus compensation set forth in section 2 above, you will be paid a one-time special bonus (non-performance related) either in cash or equivalent value in stock options, discounted stock purchase opportunities, restricted stock units, phantom shares, or other stock related programs (at the firm’s option) the equivalent of $200,000.00 by March 31, 2000, with a three year ratable annual vesting schedule.

4.	You will be eligible to participate in our fringe benefit programs in accordance with the programs’ terms. Copies of the booklets and Summary Plan Descriptions describing our group health, life/AD&D insurance, long-term disability, time-off benefits such as vacation, paid holidays, paid sick time, short-term disability salary continuation, and the Flexible Spending Account and Heidrick & Struggles, Inc. 401 (k) Profit-Sharing and Retirement Plan will be provided at a later date.

5.	Our fringe benefit programs, bonus programs, and policies are reviewed from time to time by the company’s management. Therefore, our programs and policies may be modified, amended or terminated at any time.

HEIDRICK & STRUGGLES

Consultants in Executive Search

Mr. Michael Franzino

June 11, 1999

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6.	You will be an “employee at will” unless or until we may otherwise agree in writing. This gives both of us maximum flexibility and permits either of us to terminate employment and compensation at any time for any reason.

7.	Two copies of an agreement relating to trade secrets, confidential information, clients, et cetera, are enclosed. We ask that all Partners sign this agreement. Please review and sign both copies and return one to me for processing. Of course, please call me if you have any questions about this agreement.

8.	You have advised us that you have not signed any agreements that will, in any way, prohibit your joining our firm or performing your work with us.

9.	This agreement, which contains our entire understanding, can be amended only in writing which is signed by you, the New York Office Managing Partner, together with any one of the CEO, the CAO, or the North America Managing Partner of the company. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

To acknowledge your acceptance of our offer of employment, please sign and return to me the enclosed copy of this letter, together with the agreement referred to in Item 7 above.

Mike, I am confident that your association with H&S will be a most rewarding and productive one in the years ahead and I very much look forward to working with you.

Sincerely,

/s/ Marvin B. Berenblum
Marvin B. Berenblum
Office Managing Partner

Enclosures (3)	U.S. Partner/Principal Cash Compensation Policy
Confidentially Agreement
GlobalShare

cc:	Patrick S. Pittard

David C. Anderson

Donald M. Kilinski

Richard D. Nelson

ACCEPTED:

/s/ Michael Franzino	June 14, 1999
Michael Franzino	Date

HEIDRICK & STRUGGLES

Consultants in Executive Search

HEIDRICK & STRUGGLES

Consultants in Executive Search

October 7, 1999

Marvin B. Berenblum

Managing Partner

Mr. Michael Franzino

829 Park Avenue, Apt. 3D

New York, New York. 10021

Dear Mike:

This letter will serve as a first amendment to the June 11, 1999, employment agreement letter (“Agreement”) between you and Heidrick & Struggles, Inc. Your agreement is amended as follows:

1.	Section 2 A is amended to read as follows:

“A.	Buy-Out Bonus. You will be paid a buy-out (non-performance related) bonus of $514,150.00 on December 29, 1999.”

2.	Except as amended above, the Agreement, as amended, remains in full force and effective without change.

To acknowledge your acceptance of this amendment, please sign and return to me the enclosed copy of this letter.

Sincerely yours,

/s/ Marvin B. Berenblum
Marvin B. Berenblum

/jjp

Enclosure

ACCEPTED:

/s/ Michael Franzino	Oct. 12, 1999
Michael Franzino	Date

APPROVED:

/s/ Richard D. Nelson	10-13-99
Richard D. Nelson	Date

245 Park Avenue New York,    NY 10167-0152    Phone: 212/867-9876    FAX: 212/370-9035

Heidrick & Struggles, Inc.     Offices in Principal Cities of the World

HEIDRICK & STRUGGLES

14 March 2003

Michael Franzino

Heidrick & Struggles International, Inc.

40 Wall Street, 48th Floor

New York, NY 10005

Dear Mike

Last year Heidrick & Struggles put in place a suite of highly competitive compensation programs that strongly align individual reward opportunity to the short and long term success of the Company.

We are pleased to confirm that as a member of the Company’s leadership team you will participate in the Company’s annual Management Incentive Plan (MIP) as well as the Long Term Incentive Plan (LTIP) for 2003. The LTIP has two components - the Performance Share Program (PSP) and the Management Stock Option Plan (MSOP). These programs, along with your annual base salary (and other Fee/SOB compensation where applicable), provide the opportunity for you to earn extraordinary total compensation based on individual and Company performance.

Here is a summary of your participation in these programs for 2003:

£	MIP - You will be in Tier I of the Plan and your Tier Target Bonus will be $400,000. You may earn from 0% to 150% of your Tier Target Bonus based on Company performance against its Profitability (Operating Income) target, your Strategic Business Unit (SBU) performance (if applicable) against specific financial metrics, and your own individual performance against Key Performance Indicators (KPIs). Where applicable you will receive information on your SBU metrics soon and your KPIs should be developed in collaboration with your manager within the next 30 days. The Company’s Operating Income target for the 2003 MIP is:

Threshold	Target	Maximum
$6.4 MM	$9.8 MM	$18.0 MM

It is important for you to know that the Company must meet its Threshold level of Operating Income before any MIP bonuses may be paid out.

Michael Franzino

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14 March 2003

£	PSP—Your Target Award will be 25,000 Performance Shares

Performance Shares are like phantom shares of HSII Stock. You will be eligible to earn from 0% to 150% of your target number of Performance Shares at the end of the three-year PSP cycle based on the Company’s cumulative performance against Operating Income Targets. Operating Income is critical to long-term growth and building shareholder value. The better the Company performs against its targets during the PSP cycle, the more Performance Shares you will earn. Further, the more HSII Stock grows during the performance cycle, the more your earn-out will be worth. The PSP Targets for Cycle 2, 2003 to 2005, are:

Cumulative Operating Income
Threshold	$45.4 MM
Target	$56.8 MM
Maximum	$68.2 MM

£	MSOP—you will receive 50,000 Stock Options

The exercise price for these options is $11.90, which was the fair market value of HSII stock at closing on the date of grant, March 6, 2003. Your stock options will vest ratably over three years and have a five-year term from the date of grant.

We hope you will agree that your participation in these programs reflects the value the Company places on your long-term commitment and contributions to our organization. We look forward to working together with you as we strive to deliver long-term growth and profitability for our various stakeholders.

Yours sincerely

/s/ Piers Marmion
Piers Marmion
Chief Executive Officer
Heidrick & Struggles International, Inc.

cc: Grover N. Wray

HEIDRICK & STRUGGLES

Thomas J. Friel

Chairman and CEO

April 29, 2004

Michael Franzino

Heidrick & Struggles International, Inc.

40 Wall Street

48th Floor

New York NY 10005

Dear Mike:

We are pleased to confirm that as a member of the Company’s management team in 2004, you will participate in the following compensation programs – programs designed to balance rewards for both short-term and long-term performance. Inclusion in these programs is an annual decision and communicated in writing each year.

Fee/SOB salary – a combination of a Fee/SOB salary (paid monthly) and a bonus program for amounts earned over and above the Fee/SOB salary.

Management salary – a salary separate from Fee/SOB payments, sized to reflect your management duties

Management bonus (MIP) – an annual bonus opportunity based upon performance against operating income targets (firm-

wide or regional performance depending upon your position) and your individual performance as measured by your

Key Performance Indicators (KPI).

Management stock options (MSOP) – an award of stock options to help align your work with firm-wide strategy and priorities over time

While the attached materials provide more detailed information on these programs, here is a summary of your participation and some important program highlights:

Fee/SOB Salary & Bonus

Your Fee/SOB salary for 2004 is $300,000. This salary will be paid in accordance with regular payroll practices. Personal performance is reviewed quarterly and can impact the Fee/SOB salary amount. The Fee/SOB salary is offset against your total Fee/SOB performance and any amount over the Fee/SOB salary is paid as a bonus in accordance with normal bonus distributions.

Sears Tower-Suite 4200 233 South Wacker Drive Chicago, IL 60606-6303 Phone: 312/496-1352 Fax: 312/496-1283

2740 Sand Hill Road Menlo Park, CA 94025-7096     Phone: 650/234-1511    Fax: 650/233-7585

Heidrick & Struggles, Inc.     Offices in Principal Cities of the World     www.heidrick.com

Michael Franzino

Page Two

April 29, 2004

Management Salary

Your management base salary for 2004 is $125,000. This salary will be paid in accordance with regular payroll practices and is retroactive to January 1, 2004. The management salary is distinct from your Fee/SOB salary, if any, and is not applied against the relevant Fee/SOB tiers.

Management Bonus

Your target management bonus is $125,000. You may earn from 0% to 150% of your Target Bonus based on either Company or Regional performance against the Operating Income Target and your own individual performance against KPIs. Your bonus amount will be determined by your management and is discretionary, based upon performance.

Attached to this letter is a copy of the Company/Regional matrix, which outlines the Threshold, Target and Maximum payout levels, based upon operating income levels. Additionally, the matrix shows the corresponding projected revenue numbers at each level. If the operating income numbers fall between the levels that are shown on the matrix, the bonus pool will be adjusted accordingly.

It is important to note that the Company and the Region must meet its Threshold level of Operating Income before any MIP bonuses may be paid out.

Stock Options

MSOP—Your stock option grant is 20,000 options. Your stock options will vest ratably over three years and have a five-year term from the date of grant. Your Grant Agreement and related documentation will follow shortly under separate cover.

We hope you will agree that your participation in these programs reflects the value the Company places on your long-term commitment and contributions to our organization. We look forward to working together with you as we continue to strive to deliver long-term growth and profitability.

Sincerely,

/s/ Thomas J. Friel
Thomas J. Friel
Chief Executive Officer

Attachments